As filed with the Securities and Exchange Commission on February 16, 2016.

Registration No. 333-169712

Registration No. 333-155931

Registration No. 333-155930

Registration No. 333-128382

Registration No. 333-122490

Registration No. 333-61636

Registration No. 333-61634

Registration No. 333-82085

Registration No. 333-82083

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-169712

REGISTRATION STATEMENT NO. 333-155931

REGISTRATION STATEMENT NO. 333-155930

REGISTRATION STATEMENT NO. 333-128382

REGISTRATION STATEMENT NO. 333-122490

REGISTRATION STATEMENT NO. 333-61636

REGISTRATION STATEMENT NO. 333-61634

REGISTRATION STATEMENT NO. 333-82085

REGISTRATION STATEMENT NO. 333-82083

UNDER

THE SECURITIES ACT OF 1933

METRO BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1834776
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3801 Paxton Street

Harrisburg, Pennsylvania 17111

(Address of principal executive offices) (Zip Code)

Metro Bancorp, Inc. 2011 Directors Stock Option Plan

Metro Bancorp, Inc. Amended and Restated 2006 Employee Stock Option and Restricted Stock Plan

Metro Bancorp, Inc. Amended 2001 Directors Stock Option Plan

Pennsylvania Commerce Bancorp, Inc. Amended 1996 Employee Stock Option Plan

(Full Title of the Plans)

Vincent J. Delie, Jr., President and Chief Executive Officer

c/o F.N.B. Corporation

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

(Name and address of agent for service)

(800) 555-5455

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Metro Bancorp, Inc. (the “Company”):

•	Form S-8 filed on October 1, 2010 (File No. 333-169712), pertaining to 200,000 common shares of the Company, par value $1.00 per share (the “Common Shares”), issuable under the Metro Bancorp, Inc. 2011 Directors Stock Option Plan;

•	Form S-8 filed on December 4, 2008 (File No. 333-155931), pertaining to 500,000 Common Shares issuable under the Metro Bancorp, Inc. Amended and Restated 2006 Employee Stock Option and Restricted Stock Plan (the “2006 Employee Plan”);

•	Form S-8 filed on December 4, 2008 (File No. 333-155930), pertaining to 100,000 Common Shares issuable under the Metro Bancorp, Inc. Amended 2001 Directors Stock Option Plan (the “2001 Directors Plan”);

•	Form S-8 filed on September 16, 2005 (File No. 333-128382), pertaining to 500,000 Common Shares issuable under the 2006 Employee Plan;

•	Form S-8 filed on February 2, 2005 (File No. 333-122490), pertaining to 100,000 Common Shares issuable under the Pennsylvania Commerce Bancorp, Inc. Amended 1996 Employee Stock Option Plan (the “1996 Employee Plan”);

•	Form S-8 filed on May 25, 2001 (File No. 333-61636), pertaining to 200,000 Common Shares issuable under the 1996 Employee Plan;

•	Form S-8 filed on May 25, 2001 (File No. 333-61634), pertaining to 105,000 Common Shares issuable under the Metro Bancorp, Inc. Amended 2001 Directors Stock Option Plan;

•	Form S-8 filed on July 1, 1999 (File No. 333-82085), pertaining to 50,790 Common Shares issuable under the 1990 Directors Stock Option Plan of Commerce Bank/Harrisburg; and

•	Form S-8 filed on July 1, 1999 (File No. 333-82083), pertaining to 116,128 Common Shares issuable under the 1996 Employee Plan.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 4, 2015, between the Company and F.N.B. Corporation (“F.N.B.”), the Company merged with and into F.N.B., effective as of February 13, 2016 (the “Merger”). As a result of completion of the Merger, each outstanding Common Share of the Company was converted into the right to receive 2.373 shares of the common stock of F.N.B., par value $0.01 per share (excepting certain shares held by F.N.B., the Company and their subsidiaries, which were cancelled without receipt of the merger consideration). F.N.B. will pay cash in lieu of issuing fractional shares of F.N.B. common stock.

Due to completion of the Merger, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on February 16, 2016.

F.N.B. CORPORATION (as successor by merger to Metro Bancorp, Inc.)

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
President and Chief Executive Officer